Exhibit 11.1

   Computation of Net Loss Per Common and Common Equivalent Share
   (unaudited)
   (Dollar amounts in 000's, except per share amounts)

                                   Three Months Ended
                                        March 31,
                                    1996        1995
                                 ---------   ---------
    Net loss                      ($2,156)     ($497)


    Preferred stock dividend         --          (33)
    requirements
                                 ---------  ---------
    Net loss for computing
    loss per common share          (2,156)      (530)


    Average common and common
    equivalent shares
    outstanding (1)              8,666,167  7,359,377
                                 ---------  ---------
    Net loss per common and
    common equivalent share        ($0.25)    ($0.07)
                                 =========  =========


   (1) Common stock equivalents have been excluded since the effect on net income per share of their inclusions would either be antidilutive or represent dilution of less than 3%.


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                                    SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               CARRINGTON LABORATORIES, INC.
                               (Registrant)


   Date:     May 12, 1996                        By /s/ Carlton E. Turner,
                                                 President


   Date:     May 12, 1996                        By /s/ Sheri L. Pantermuehl,
                                                 Chief Financial Officer